Exhibit 5.1

July 30, 2021	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

Plantronics, Inc. 345 Encinal Street Santa Cruz, California 95060

Ladies and Gentlemen:
We have acted as counsel for Plantronics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), which may be issued pursuant to the Plantronics, Inc. 2003 Stock Plan (the “Stock Plan”), and the registration of 2,000,000 shares of the Common Stock, which may be issued under the Plantronics, Inc. 2002 Employee Stock Purchase Plan (the “ESPP,” and, together with the Stock Plan, the “Plans”).
As counsel to the Company, we have examined: (i) the Registration Statement, including the exhibits filed therewith or incorporated by reference constituting a part of the Registration Statement; (ii) the Plans and related documents; (iii) resolutions of the Board of Directors of the Company relating to the Registration Statement and the Plans and the issuance of Common Stock pursuant thereto; (iv) the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date; and (v) such other corporate proceedings, documents and records and certificates of government officials as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. We have, among other things, relied upon certificates of government officials and, as to various factual matters, certificates of officers of the Company and the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO
4830-3819-4162.1

Plantronics, Inc.
July 30, 2021

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the shares of Common Stock that are subject to the Registration Statement, when issued and paid for in the manner provided in the Plans and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

Foley & Lardner LLP